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                                                                    EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                                                            NINE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                            SEPTEMBER 30,
                                     ----------------------------------------------------------------     ---------------------
                                       1998          1999          2000          2001          2002         2002         2003
                                     --------      --------      --------      --------      --------     --------     --------
(Loss) Income from
  continuing operations ........     $(10,905)     $ (7,623)     $ (3,159)     $(26,037)     $  2,041     $  8,832     $ 18,100
Add fixed charges ..............       35,915        31,905        29,117        32,055        33,893       25,143       25,015
                                     --------      --------      --------      --------      --------     --------     --------
Earnings (as defined) ..........     $ 25,010      $ 24,282      $ 25,958      $  6,018      $ 35,934     $ 33,975     $ 43,115
                                     ========      ========      ========      ========      ========     ========     ========
Fixed charges:
     Interest expense ..........     $  7,363      $  6,299      $  5,442      $  5,981      $  4,690     $  3,439     $  3,537
     Amortization of debt
          issuance costs .......          306           289           172           197           258          154          236
     Estimated interest
          component of
          rent expenses ........       28,246        25,317        23,503        25,877        28,945       21,550       21,242
                                     --------      --------      --------      --------      --------     --------     --------
Total fixed charges ............     $ 35,915      $ 31,905      $ 29,117      $ 32,055      $ 33,893     $ 25,143     $ 25,015
                                     ========      ========      ========      ========      ========     ========     ========
Ratio of earnings to
     fixed charges (1) .........           --            --            --            --          1.06x        1.35x        1.72x
Deficiency in earnings
     to cover fixed
     charges ...................     $ 10,905      $  7,623      $  3,159      $ 26,037            --           --           --
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   (1)   The "ratio of earnings to fixed charges" represents earnings divided by fixed charges, as defined in the following paragraph. The "deficiency"
         represents the amount of fixed charges in excess of earnings.

         For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings (loss) from continuing operations before income taxes and change in accounting principle plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and one-third of rent expense, which is deemed to be representative of interest expense.